CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of North Square Investments Trust and to the use of our report dated July 30, 2019 on the financial statements and financial highlights of the North Square Oak Ridge Small Cap Growth Fund, North Square International Small Cap Fund, North Square Dynamic Small Cap Fund, North Square Oak Ridge Disciplined Growth Fund, North Square Multi Strategy Fund, and North Square Oak Ridge Dividend Growth Fund, each a series of North Square Investments Trust. Such financial statements and financial highlights appear in the 2019 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectus and in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
September 25, 2019